 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2019

INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Coast Avenue Mountain View, CA 94043
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 944-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 2, 2019, Intuit Inc. (“Intuit”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with the lenders parties thereto (the “Lenders”), Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-administrative agents, U.S. Bank National Association and MUFG Bank, Ltd., as co-syndication agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., U.S. Bank National Association and MUFG Bank, Ltd., as joint lead arrangers and joint bookrunners. The Amended Credit Agreement amends and restates the Credit Agreement, dated as of February 1, 2016, as amended by the First Amendment to Credit Agreement dated as of December 10, 2018 (as so amended, the “Original Credit Agreement”), and replaces the credit facility provided under the Original Credit Agreement with a credit facility in an aggregate principal amount of $1.4 billion (the “Facility”).

The Amended Credit Agreement (i) reduces the $500 million unsecured term loan provided under the Original Credit Agreement to a $400 million unsecured term loan (the “Term Loan”) with a maturity date that continues to be February 1, 2021 and (ii) extends the scheduled maturity date of the $1 billion unsecured revolving credit facility (the “Revolving Credit Facility”) provided under the Original Credit Agreement from February 1, 2021 to May 2, 2024. Intuit may, subject to certain customary conditions, on one or more occasions increase commitments under the Facility in an amount not to exceed $650 million in the aggregate (the “Incremental Facility”) and may extend the maturity date of the Revolving Credit Facility up to two times. Each Lender will have discretion to determine whether it will participate in the Incremental Facility or in any such extension of the Revolving Credit Facility maturity date.

Borrowings under the Facility will continue to accrue interest at rates equal, at Intuit’s election, to (i) the alternate base rate, which is defined as the highest of (a) the prime rate in effect from time to time, (b) the federal funds effective rate in effect from time to time plus 1/2 of 1.00% or (c) the applicable London interbank offered rate plus 1.00%, in each case plus the applicable margin for such loans; provided, that the alternate base rate has a floor of 0.00%, or (ii) the applicable London or EURO interbank offered rate plus the applicable margin for such loans. The Amended Credit Agreement reduces the applicable margins for borrowings under the Facility. The applicable margin for Term Loan borrowings bearing interest at the alternate base rate ranges from 0.000% to 0.125%, and the applicable margin for Term Loan borrowings bearing interest based on the London or EURO interbank offered rate ranges from 0.625% to 1.125%, in each case based on Intuit’s senior debt credit ratings as published by Standard & Poor’s Financial Services LLC (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”). The applicable margin for Revolving Credit Facility borrowings bearing interest at the alternate base rate ranges from 0.000% to 0.100%, and the applicable margin for Revolving Credit Facility borrowings bearing interest based on the London or EURO interbank offered rate ranges from 0.690% to 1.100%, in each case based on Intuit’s senior debt credit ratings as published by S&P and Moody’s. Intuit will continue to pay an annual commitment fee during the term of the Amended Credit Agreement, which may vary depending on its senior debt credit ratings. Up to $100 million of the Facility will continue to be available to Intuit in specified foreign currencies. In addition, the Amended Credit Agreement provides a mechanism to determine a successor reference rate to the applicable London interbank offered rate if, among other things, the applicable London interbank offered rate becomes unavailable or is generally replaced as a benchmark interest rate.

The Amended Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of indebtedness by Intuit’s subsidiaries and limitations on incurrence of liens. In addition, the Amended Credit Agreement requires that Intuit maintain a ratio of consolidated debt to consolidated annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not greater than 3.25 to 1.00, and a ratio of consolidated annual EBITDA to consolidated annual interest charges of not less than 3.00 to 1.00.

The Amended Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding advances and all other obligations under the Amended Credit Agreement immediately due and payable.

Intuit may use amounts borrowed under the Facility for general corporate purposes, including share repurchases and future acquisitions. As of May 2, 2019, $400 million was outstanding under the Term Loan and no amounts were outstanding under the Revolving Credit Facility. Intuit may borrow additional amounts under the Facility from time to time as opportunities and needs arise.

Some of the Lenders and their affiliates have various relationships with Intuit and its affiliates in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.

The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Amended Credit Agreement, which will be filed with Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2019		INTUIT INC.

	By:	/s/ Michelle M. Clatterbuck
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer